Exhibit 10.3

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“Agreement”), dated July 13, 2023 (the “Execution Date”), is made by and between Richard Cross (“Employee”), on the one hand, and Alignment Healthcare USA, LLC (“Alignment” or the “Company”), on the other hand. The parties to this Agreement may be referred to singularly as a “Party” or collectively as the “Parties.”

RECITALS

A.
Alignment and Employee are parties to that certain Amended & Restated Employment Agreement, effective March 26, 2021 (the “EA”). Capitalized terms used but not defined herein shall have the meaning set forth in the EA;

B.
The Parties desire to enter into this Agreement to effectuate Employee’s separation from Alignment and termination of Employee’s employment with Alignment; and

C.
In furtherance thereof, the Parties desire to provide for certain separation payments and a general release of claims, as set forth herein.

NOW, THEREFORE, in consideration of the Recitals above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.
Termination Date. Employee’s employment with Alignment is hereby terminated by mutual agreement under Section 5(c) of the EA, effective on September 1, 2023 (the “Effective Date”). As of the Effective Date, the EA is hereby terminated, except for any covenants or other obligations of Employee that survive by their terms (including, without limitation, the provisions set forth in Sections 8 through 15).
2.
Separation Package and Equity Awards.
a.
Separation Package. In consideration of and in return for the promises and covenants undertaken by the Employee and the general release herein, and when the Effective Date has occurred (and provided Employee reaffirms this Agreement, as set forth below, on the Effective Date), the Company shall provide to or for the Employee the following separation package (“Separation Package”).
i.
Alignment Healthcare, Inc. (the “Parent”) shall provide for the vesting of the Accelerated RSUs (as defined in Section 2(b) below). Employee hereby accepts the acceleration of the Accelerated RSUs in substitution for any cash severance payment to which he may be entitled under the EA.
ii.
The Company shall pay Employee a pro rata amount of the bonus, if any, which would have been payable to Employee for calendar year 2023, determined after the end of calendar year 2023 and equal to the amount which would have been payable to Employee if Employee’s employment had not been terminated during

2023, multiplied by the fraction, the numerator of which is the number of whole months the Employee was employed by Employer during such calendar year and the denominator of which is twelve (12). Such bonus shall be paid at the same time(s) at which other senior executives of the Company receive such bonuses.
iii.
The Company shall pay Employee the remaining portion of the Bonus for the 2022 calendar year performance period (“Second Bonus Payment”) on or about the same date that other senior executives of the Company receive the Second Bonus Payment.
iv.
Employee acknowledges and agrees that as of the Effective Date, except for the vesting and bonus payments described in Section 2(a)(i) though (iii) above, the Company will have paid Employee all wages earned, and no additional compensation or benefit is due to Employee as of the Effective Date.
v.
If the Employee elects COBRA benefits, the Company shall pay the Employee’s share of the premium for such COBRA benefits for a twelve (12) month period beginning September 1, 2023, unless the Employee sooner becomes eligible to receive health benefits through new employment; it being understood that (x) the Employee is required to notify the Company immediately if Employee begins new employment during such period and to repay promptly any excess benefits contributions made by the Company; and (y) after the Company’s payment or reimbursement obligation ends, the Employee may continue benefits coverage for the remainder of the COBRA period, if any, provided Employee pays the full cost of such continuation of coverage. Employee shall receive additional information regarding COBRA under separate cover, and Employee shall be solely responsible for electing COBRA coverage, if any, by properly returning the COBRA election form.
b.
Equity Awards. The following is a summary of the equity awards granted to Employee by Parent from on or about the closing of the Parent’s initial public offering through the Execution Date (the “Equity Summary”):

Restricted Shares Vested Unvested Total

Restricted Shares 179,640 0 179,640

RSUs Vested Unvested Total

RSUs granted at IPO 9,750 9,750 19,500

RSUs granted March 2022 12,418 37,251 49,669

RSUs granted Sept. 2022 0 102,759 102,759

Total RSUs 22,168 149,760 171,928

Options Vested Unvested Total

Options granted at IPO @ $18/share 122,778 122,778 245,556

Options granted March 2022 @ $9.06/share 9,124 27,372 36,496

Total Options 131,902 150,150 282,052

Employee acknowledges and agrees that the foregoing Equity Summary includes an accurate and complete listing of all such equity awards, including, without limitation, all restricted shares of common stock of the Parent converted from pre-IPO limited partnership units of Parent’s predecessor (“Restricted Shares”), restricted stock units of the Parent (“RSUs”) and options to purchase shares of common stock of the Parent (“Options”), as well as an accurate and complete breakdown of the amount of each type of equity award that has vested and the amount remaining unvested, all as of the Execution Date. For clarity, the Equity Summary does not account for any purchases, sales or other transactions undertaken by Employee in the public market (including, without limitation, any sales made in connection with a vesting event to cover tax withholding obligations), and therefore is not intended to reflect Employee’s total beneficial ownership of shares of Parent common stock or any derivative securities as of any date. The Restricted Shares, RSUs and Options listed under the columns labeled “Vested” in the Equity Summary are referred to herein collectively as the “Vested Securities.”

Subject to receipt of approval of this Agreement by the Compensation Committee of the Board of Directors of Parent, Parent hereby agrees that, as of immediately prior to the effectiveness of Employee’s termination of employment, it shall cause the acceleration of vesting of:

(i)
Seventeen Thousand Two Hundred Ninety-Two (17,292) RSUs; and
(ii)
an additional number of RSUs equal to (x) Six Hundred Thousand Dollars ($600,000), divided by (y) the closing price per share of the Company’s common stock on the Nasdaq Stock Market on the Effective Date (the RSUs described under clauses (i) and (ii), together, the “Accelerated RSUs”).

Other than the Vested Securities and the Accelerated RSUs, Employee acknowledges and agrees that (A) all of the remaining Options and RSUs are unvested and shall be cancelled in their entirety as of the Effective Date without payment; (B) any vested Options may be exercised by Employee at any time within a period of ninety (90) days from the Effective Date, after which time such vested Options shall terminate and expire without payment; and (C) he has no rights to any additional or other equity or equity-based compensation (including Restricted Shares, RSUs and Options).

c.
Tax Matters. All payments under this Agreement (including, without limitation, the Accelerated RSUs) may be reduced by applicable taxes and withholdings. For the avoidance of doubt, Employee agrees that there shall be a withholding or sale of a sufficient number of shares upon settlement of the Accelerated RSUs to cover any applicable tax or withholding obligations. Employee shall be exclusively responsible for any tax consequences arising from the Separation Package; Employee agrees to fully defend and indemnify the Company from and against any tax-related claim stemming from Employee’s receipt of the Separation Package.
3.
General Release of Claims by Employee. In consideration of and in return for the promises and covenants undertaken herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, Employee, and anyone and any entity claiming through Employee, including, but not limited to, Employee’s heirs, administrators, successors in interest, assigns, and agents, and each and all of them, hereby releases, relieves, and forever discharges the Company, and each of its past, present and future employees, officers, directors, members, agents, trustees, administrators, representatives, owners, shareholders, partners, insurers, fiduciaries, attorneys, vendors, customers, clients, patients, subsidiaries, parent companies, affiliates (including, without limitation, Alignment Healthcare Partners, LP and Parent), related entities, assigns, predecessors and successors in interest, and each and all of them (collectively, the “Releasees”), of and from any and all claims, rights, actions, causes of action, complaints, demands, obligations, promises, contracts, controversies, debts, expenses, damages, injuries, losses, liens, costs, attorneys’ fees, interest, judgments, and liabilities of any nature whatsoever, whether or not now known, suspected or unsuspected, matured or unmatured, fixed or contingent (collectively, the “Claims” and each a “Claim”), which Employee, and anyone and any entity claiming through Employee, including, but not limited to, Employee’s heirs, administrators, successors in interest, assigns, and agents, and each and all of them, ever had, now has, or may claim to have from the beginning of time to the moment Employee signs this Agreement, against the Releasees (whether directly or indirectly), or any of them, including, without limiting the generality of the foregoing, any and all Claims arising out of, connected with, or relating to: (1) Employee’s relationship and/or employment with the Company (and any of the Releasees) or the cessation of that relationship and/or employment; (2) any act or omission by or on the part of the Releasees, or any of them, up to and including the date Employee signs this Agreement; (3) any federal, state or local law prohibiting discrimination, harassment, or retaliation of any kind, whether such claim is based upon an action filed by Employee or by a governmental agency; (4) any alleged statutory (federal or state) violation, including, without limitation, the California Labor Code, applicable California Wage Order, California Civil Code, Fair Employment and Housing Act, Americans with Disabilities Act, Age Discrimination in Employment Act, Family and Medical Leave Act, California Family Rights Act, California Business and Professions Code, Fair Labor Standards Act, or Consolidated Omnibus Budget Reconciliation Act (COBRA), as amended; (5) assault, battery, breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, intentional or negligent misrepresentation, defamation, or interference with prospective economic advantage or contractual relations, or any other tort or violation of common law; (6) any state, federal or local law regulating compensation, salaries, equity, wages, hours, bonuses, commissions, overtime, benefits, monies, pay, allowances, benefits, sick pay, severance pay, retention pay or benefits, paid leave benefits, vacation pay, penalties, interest, or damages; and (7) any claim for attorneys’ fees, costs, or expenses; provided, however, that the foregoing does not purport to release any Claims that may not be released as a matter of law. Employee further agrees to waive Employee’s right to any monetary or equitable recovery in connection with any federal, state, or local administrative agency’s investigation into any claims arising out of or related to Employee’s employment with and/or separation from employment with the Company, to the extent permitted by law. Notwithstanding the foregoing, this release does not release any claims which may not be released as a matter of law.
4.
Release of Unknown Claims and Civil Code Section 1542 Waiver. Employee understands that the foregoing release of claims is intended to be comprehensive in scope and to cover claims that Employee knows about and those Employee may not foresee or know about, in connection with the matters released. Therefore, Employee waives and relinquishes all rights and benefits Employee has under Section 1542 of the California Civil Code, or any similar statute or provision of any other state, which reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her would have materially affected his or her settlement with the debtor or related party.”

This Agreement extends to all claims or causes of action, of every nature and kind whatsoever, known or unknown, enumerated in this Agreement or otherwise. Employee may hereafter discover presently unknown facts or claims different from or in addition to those that Employee now knows as to the matters released herein. Nevertheless, it is Employees’ intention, through this Agreement, to fully release all such matters and all claims related thereto, which do now exist, may exist or heretofore have existed.

5.
Covenant Not to Sue. Employee has not and will not directly or indirectly institute any legal action against the Releasees, or any of them, based upon, arising out of, or relating to any Claims released herein. Employee has not and will not directly or indirectly encourage and/or solicit any third party to institute any legal action against the Releasees, or any of them.
6.
Older Worker's Benefit Protection Act. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers' Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Employee. Employee is hereby advised in writing to consult with an attorney before signing this Agreement. Employee has up to 21 days in which to consider signing this Agreement. If Employee decides not to use all 21 days, Employee knowingly and voluntarily waives any claims that Employee was not given the 21-day period or did not use the entire 21 days to consider this Agreement. Employee may revoke this Agreement at any time within the 7-day period following the date Employee signs this Agreement by providing written notice of revocation to Alignment Healthcare USA, LLC, Attn: Legal Department, 1100 Town & Country Road, Suite 1600, Orange, CA, so that Employer receives such written notice before the 7-day revocation period expires. This Agreement shall not become effective or enforceable until the Effective Date.
7.
Right to Consult Legal Counsel. Company hereby advises Employee to seek the advice of legal counsel of Employee’s choosing prior to signing this Agreement, and by signing this Agreement and the general release herein, Employee affirms that Employee fully understands Employee’s right to seek the advice of legal counsel.
8.
No Admissions. The Company expressly denies any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order, or other law. The Company also expressly denies any liability to Employee. This Agreement is the compromise of disputed claims and nothing contained herein is to be construed as an admission of liability on the part of anyone hereby released, or any of them, by whom liability is expressly denied. Moreover, neither this Agreement nor anything in it shall be construed to be or shall be admissible in any proceeding as evidence of an admission by anyone hereby released of any violation of any federal, state or local statute, ordinance, rule, regulation, policy, order, or other law. This Agreement may be introduced, however, in any proceeding to enforce the Agreement.
9.
Good Faith Dispute. There is a good faith dispute between the Parties as to whether Employee is owed any additional payments, including but not limited to wages, commissions, bonuses, PTO, vacation, sick leave, holidays, reimbursements, benefits, and/or penalties, except for the Separation Package expressly set forth above in Section 2, and Employee is willing to compromise and resolve all such claims by accepting the Separation Package under the terms of this Agreement.
10.
Confidentiality. Employee acknowledges and warrants that Employee has not disclosed to anyone (other than Employee’s attorneys) any of the terms of this Agreement. Employee agrees to maintain in strict confidence and not to disclose any of the terms of this Agreement to any third party without the prior written consent of the Company, except (i) as required by applicable law or order of a court, provided that the Company is given written notice thereof as soon as practicable, and provided further that Employee cooperates fully with the Company in connection with any request for a protective order, and only such information is disclosed as is legally required to be disclosed; and (ii) on an as-needed and confidential basis to Employee’s accountant, spouse or attorney, so long as any such person is instructed to abide by this confidentiality provision. Notwithstanding the above, Employee may disclose the fact of this Agreement, the Execution and Effective Date, and any terms of the Agreement which relate to Employee’s obligations under this Agreement, including any restrictive covenants, to a potential employer upon request. This paragraph does not prohibit statements that are required or compelled by law or court order, or necessary to enforce this Agreement. Nothing in this provision or Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
11.
Covenant Not to Publicize Information. Employee and Company agree that, if asked about Employee’s departure from the Company, both Employee and Company shall state, in sum and substance, that Employee’s separation from the Company was mutually agreed-upon and nothing more. With respect to any Company-wide announcements, the Company will discuss with Employee the content of such announcements and will give Employee the opportunity to provide feedback, which the Company will consider in good faith. Both Employee and Company agree not to make any public announcements regarding Employee’s departure except as otherwise required by law, including, without limitation, pursuant to Company’s disclosure obligations under federal securities laws. Without limitation of the foregoing, Employee acknowledges and understands that Parent may, if determined by legal counsel that such disclosure is required, file with the U.S. Securities and Exchange Commission a Current Report on Form 8-K disclosing Employee’s termination, the date thereof, and the material terms and conditions of this Agreement, including the amounts payable to Employee hereunder. If so required, the substance of the Form 8-K will be as mutually agreed upon by the Parties.
12.
Transition Support. The Company agrees that it will provide reasonable and customary support to Employee with respect to his transition to new employment, including through letters of reference or recommendations, as reasonably necessary; provided, however, Employee acknowledges that the Company cannot guarantee that Employee will secure his desired employment.
13.
Return of Company Property; Confidential Information; Continuing Covenants.
a.
Employee agrees he has returned all keys and other means of access to the property of the Releasees, or any of them, as well as all other personal property, equipment and credit cards, and that he has returned or destroyed all records and documents in Employee’s possession or under Employee’s control. Employee covenants that should Employee at any future time discover additional items of property belonging to the Releasees, or any of them, Employee will promptly return or destroy, as applicable, such property to the Company. The term “personal property” includes, without limitation, all office equipment, laptop computers, cell phones, books, manuals, records, reports, notes, contracts, requests for proposals, bids, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary and non-proprietary information relating to the business of the Company.

b.
Employee shall not make or ratify, in any form, any false or disparaging comments or statements about the Releasees, or any of them. The Company shall direct its executive officers not to make any false or disparaging comments or statements about Employee. Employee also agrees to preserve in confidence and not disclose, either directly or indirectly, any confidential, proprietary, private, personal, or trade secret information relating to the Releasees, or any of them.
c.
Employee agrees to abide by the terms of any and all cooperation, confidentiality and/or non-disclosure and/or privacy and/or non-disparagement and/or restrictive covenants Employee made as part of Employee’s employment with the Company, including but not limited to those set forth in the EA, which are incorporated herein by reference and which shall survive the separation of Employee’s employment.
d.
This paragraph does not prohibit statements that are required or compelled by law or court order, or necessary to enforce this Agreement. Nothing in this provision or Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
14.
Protected Rights. Employee acknowledges that during the course of his employment with the Company, he was privy to confidential and/or privileged information of and important to the Company and known to Employee only by virtue of his employment with the Company. Employee further agrees that Employee will not, for any reason, disclose to others or use for the benefit of anyone other than the Releasees any confidential, proprietary, sensitive, financial, private, personal, family or trade secret information of the Company or the Releasees, or any of them. The use of confidential, proprietary, sensitive, financial, private, personal, or trade secret information of the Company or the Releasees, or any of them, shall be a material breach of this Agreement. Notwithstanding anything contained herein or in any other confidentiality provision to which Employee may be or may have been subject as a result of Employee’s employment with the Company, nothing shall prohibit Employee from communicating with government authorities concerning any possible legal violations. The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by the privilege. Employee is advised that pursuant to the Defend Trade Secrets Act an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. However, Employee understands that in the event that disclosure of the Company’s trade secrets was not done in good faith pursuant to the above, Employee will be subject to substantial damages, including punitive damages and attorneys’ fees.
15.
Arbitration of Disputes Arising under This Agreement. The Parties hereby agree to submit any claim or dispute arising out of the terms of this Agreement, or in any way relating to its subject matter, to private and confidential arbitration by a single neutral arbitrator with the American Arbitration Association (“AAA”). The then-current AAA Employment Arbitration Rules will also govern the procedure for the arbitration proceedings between the Parties, which shall take place in Orange County, California. The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement. The decision of the arbitrator shall be final and binding on all Parties to this Agreement, and judgment thereon may be entered in any court having jurisdiction. The Parties shall split the arbitrator’s fee, and the prevailing party in any dispute related to this Agreement shall be entitled to recover all expenses incurred, specifically including but not limited to attorneys’ fees, expert witness fees, and costs. THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL ON ANY DISPUTE OR CLAIM COVERED BY THIS SECTION.
16.
No Assignment of Claims. Employee represents and warrants that Employee has not, directly or indirectly, heretofore assigned or transferred or purported to assign or transfer to any person or entity any Claim or any other matter herein released. Employee agrees to indemnify and hold the Releasees, and each of them, harmless against any Claim, including attorneys’ fees actually paid or incurred, arising out of or in any way connected with any such transfer or assignment or any such purported or claimed transfer or assignment.
17.
Remedies and Injunctive Relief. In the event of a breach or threatened breach by Employee of any provision of this Agreement, Employee hereby consents and agrees that money damages would not afford an adequate remedy and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief. In the event Employee materially breaches any of the terms of this Agreement or continuing obligations contained in it or the EA, the Company may, in addition to any other available remedies, seek to reclaim any amounts paid to Employee under the provisions of this Agreement and may terminate any benefits or payments that are later due under this Agreement, without waiving the releases provided in it.
18.
No Waiver. Failure by the Company to insist on compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment by the Company of any right or power contained in this Agreement at any time be deemed a waiver or relinquishment of any such right or power at any other time.
19.
Construction and Severability. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party hereto because that Party drafted or caused that Party’s counsel to draft any of its provisions. In the event that any provision of this Agreement is held to be void, null or unenforceable, the remaining portions will remain in full force and effect. Any uncertainty or ambiguity in this Agreement will not be construed for or against the drafter of the Agreement.
20.
No Revival of Claims. This Agreement irrevocably and forever extinguishes all of the claims listed herein and such claims cannot be revived in any way, including but not limited to, by any alleged breach of this Agreement by any of the Parties.
21.
Binding on Successors. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and each of their respective representatives, heirs, assigns, and successors.
22.
Choice of Law. This Agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California.

23.
Entire Understanding. The undersigned each acknowledge and represent that no promise or representation not contained in this Agreement has been made to them and acknowledge and represent that this Agreement contains the entire understanding between the Parties and contains all terms and conditions pertaining to the compromise and settlement of the subjects referenced herein. The undersigned further acknowledge that the terms of this Agreement are contractual and not a mere recital. Any modification to this Agreement must be in writing and signed by all Parties.
24.
Counterparts. This Agreement may be executed in counterparts, and when each Party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one Agreement, which shall be binding upon and effective as to all Parties.
25.
Review of Agreement. The Parties hereto acknowledge each has carefully read this Agreement, that each fully understands their rights, privileges, and duties under the Agreement, and that each enters this Agreement freely and voluntarily. Each Party further acknowledges each has had the opportunity to consult with an attorney of their choice to explain the terms of this Agreement.
26.
Authorized Signatories. The undersigned Parties hereby warrant that they are legally authorized and entitled to enter into this Agreement and to be bound by it.

[Signature Page Follows]

Dated: July 13, 2023 /s/ Richard Cross
Richard Cross

ALIGNMENT HEALTHCARE USA, LLC

/s/ John Kao

Dated: July 13, 2023 By: John Kao

Its: Chief Executive Officer

Solely for purposes of Sections 2(a)(i) and 2(b):
ALIGNMENT HEALTHCARE, INC.

/s/ John Kao

Dated: July 13, 2023 By: John Kao

Its: Chief Executive Officer

REAFFIRMATION

I hereby reaffirm this Agreement, including but not limited to the foregoing releases set forth in Sections 3-6 above.

Dated: September 1, 2023 /s/ Richard Cross
Richard Cross

[Signature Page to Separation Agreement]